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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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Proxy Statement for Annual Meeting of Stockholders

July 24, 2015

Dear Fellow Boot Barn Stockholder:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be held at Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618, on Thursday, September 10, 2015, at 10:00 a.m. local time.

        At the annual meeting, we will ask you to elect all seven members of our board of directors and ratify the appointment of Deloitte & Touche LLP as our independent auditor for the 2016 fiscal year.

        We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission's "notice and access" rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

        On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings.

Sincerely,

James G. Conroy
 President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, September 10, 2015 at 10:00 a.m. local time.
Place:	Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618.
Items of Business:	(1) To elect directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified.
(2) To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending March 26, 2016.
(3) To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Record Date:	Holders of record of our common stock as of the close of business on July 13, 2015 will be entitled to notice of, and to vote at, the Annual Meeting.
Voting:
Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the board of directors,

Gregory V. Hackman Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 24, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be held on September 10, 2015.

This proxy statement and our 2015 Annual Report to Stockholders, are available at http://investor.bootbarn.com.

 PROXY STATEMENT SUMMARY

        This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, September 10, 2015
Time:	10:00 a.m., local time
Location:	Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618
Record Date:	July 13, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Greg Bettinelli	For	6
Brad J. Brutocao	For	7
James G. Conroy	For	7
Christian B. Johnson	For	7
Brenda I. Morris	For	8
J. Frederick Simmons	For	9
Peter Starrett	For	6
Ratification of our independent auditor	For	26

Voting Methods

        You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1-800-652-VOTE (8683) to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

        To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on September 9, 2015. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

        If your shares are held in "street name" through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15776 Laguna Canyon Road
Irvine, California 92618

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation, by our board of directors for use at the 2015 Annual Meeting of Stockholders, (referred to as the "Annual Meeting") and any postponements or adjournments thereof. The Annual Meeting will be held at Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618, on Thursday, September 10, 2015, at 10:00 a.m. local time.

Internet Availability of Proxy Materials

        In accordance with rules adopted by the Securities and Exchange Commission (referred to as the "SEC") that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2015 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2015 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

        These proxy solicitation materials are being first released on or about July 24, 2015 to all stockholders entitled to vote at the meeting.

Record Date

        Stockholders of record at the close of business on July 13, 2015, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

        On the record date, there were 26,138,350 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

        The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

        Assuming that a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the seven nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

        The proposal to ratify Deloitte & Touche LLP as the independent auditor of our Company for the fiscal year ending March 26, 2016 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

        The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board's Recommendation for Each Proposal

        Our board of directors recommends that you vote your shares:

  •
  "FOR" each director nominee; and

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  "FOR" the ratification of Deloitte & Touche LLP as the independent auditor of our Company for the fiscal year ending March 26, 2016.

Voting Instructions

        You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1-800-652-VOTE (8683) to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

        If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) "for" the election of each of the seven nominees for director set forth in this proxy statement, (2) "for" the proposal to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditor of our Company for the fiscal year ending March 26, 2016, and (3) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

        If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

        If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a "broker non-vote."

        The election of directors ("Proposal 1") is a matter considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposal 1; as a result, there may be broker non-votes on Proposal 1. For your vote to be counted in the above proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

        The ratification of appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending March 26, 2016 ("Proposal 2") is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

        Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditor of our Company for the fiscal year ending March 26, 2016, because they represent shares present and entitled to vote that are not voted in favor of a proposal, abstentions have the same effect as votes "against" such proposal.

Revoking Proxies

        Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

        We have engaged ComputerShare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the "Broker Non-Votes and Abstentions" section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

        The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

        We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

        We are required to provide an Annual Report to all stockholders who receive this Proxy Statement. To reduce future costs to our Company, if you are a stockholder of record and have more than one account in your name, or at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports, commonly referred to as "householding." To do so, please notify us by sending a written request to our Corporate Secretary at 15776 Laguna Canyon Road, Irvine, California 92618. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should contact their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by sending a written request to our Corporate Secretary at the address noted above, and we will promptly deliver a separate copy.

Availability of our Filings with the SEC

        Our 2015 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the "Report of the Audit Committee" shall not be deemed "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

        Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended March 28, 2015 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement.

Other Information

        We report our results of operations on a 52- or 53-week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52 week fiscal year, each quarter includes 13 weeks of operations; in a 53 week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Our last three completed fiscal years ended on March 30, 2013, March 29, 2014 and March 28, 2015. We refer to our fiscal years ended March 30, 2013, March 29, 2014 , and March 28, 2015 as "fiscal 2013," "fiscal 2014" and "fiscal 2015," respectively.

        Boot Barn Holdings, Inc. was formed in Delaware on November 17, 2011 as WW Top Investment Corporation to facilitate the recapitalization with Freeman Spogli & Co., on December 12, 2011 (the "Recapitalization"). Funds affiliated with Freeman Spogli & Co. purchased shares of our common stock representing an indirect 90.4% equity interest in our then-existing subsidiary, Boot Barn Holding Corporation. In connection with the Recapitalization, management and other investors purchased shares of our common stock and common stock of Boot Barn Holding Corporation, collectively representing an indirect 9.6% equity interest in Boot Barn Holding Corporation. On June 9, 2014, WW Holding Corporation and Boot Barn Holding Corporation were each merged with and into WW Top Investment Corporation. On June 10, 2014, the legal name of WW Top Investment Corporation was changed to Boot Barn Holdings, Inc. As used in this proxy statement, unless the context otherwise requires, references to the "Company," "Boot Barn," "we," "us" and "our" refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

        Our business and affairs are managed by our board of directors, which consists of seven members.

Peter Starrett Chairman of the Board Age: 67 Director since: 2011 Chairman since: 2012 Committees: Audit Compensation	Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. From May to November of 2012, Mr. Starrett served as our interim Chief Executive Officer. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children's Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett also serves as Chairman of the board of directors of Pacific Sunwear, Inc., a clothing retailer, and serves on the boards of directors of Floor & Decor, Inc., a retailer of hard surface flooring, hhgregg, Inc., a retailer of appliances and consumer electronics, and PETCO Animal Supplies, Inc., a retailer of pet food and supplies. Mr. Starrett received a bachelor's degree from the University of Denver and received a master's degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.
Greg Bettinelli Independent Director Age: 43 Director since: 2012 Committee: Audit
Mr. Bettinelli has served as a member of our board of directors since 2012. Mr. Bettinelli has over 15 years of experience in the Internet and e-commerce industries. Since January 2014, Mr. Bettinelli has been a Partner with Upfront Ventures, a venture capital firm. From 2009 to 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash-sale retailer. From 2008 to 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business. From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay, including Senior Director of Business Development at StubHub and Director of Event Tickets and Media. Mr. Bettinelli also serves on the board of directors of hhgregg, Inc., a retailer of appliances and consumer electronics. Mr. Bettinelli received a bachelor's degree from the University of San Diego and a master's degree in business administration from Pepperdine University. We believe that Mr. Bettinelli is qualified to serve on our board of directors because of his extensive experience in online retail marketing and e-commerce.

Brad J. Brutocao Independent Director Age: 41 Director since: 2011 Committees: Compensation, Chairperson Corporate Governance and Nominating
Mr. Brutocao has served as a member of our board of directors since 2011. In 1997, Mr. Brutocao joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and, in 2008, became a partner. From 1995 to 1997, Mr. Brutocao was employed by Morgan Stanley & Co. Incorporated in the Mergers and Acquisitions Group and Corporate Finance Department. Mr. Brutocao currently serves on the boards of directors of the parent entities of Arhaus LLC, a home furnishings retailer, Floor & Decor, Inc., a retailer of hard surface flooring, Paradies Holdings LLC, an operator of retail stores and restaurants in airports, and Plantation Products LLC, a supplier of lawn and garden consumables. Mr. Brutocao received his bachelor's degree from the University of California, Los Angeles. We believe that Mr. Brutocao is qualified to serve on our board of directors because of his experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries.
James G.Conroy Director Age: 45 Director since: 2012
Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire's Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co-Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire's Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various key capacities. Mr. Conroy received a bachelor's degree in business management and marketing and a master's degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 22 years working in the industry.
Christian B. Johnson Independent Director Age: 34 Director since: 2011 Committee: Corporate Governance and Nominating, Chairperson
Mr. Johnson has served as a member of our board of directors since 2011. In 2006, Mr. Johnson joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and, in December 2011, became a principal. From 2003 to 2006, Mr. Johnson was employed by Wachovia Securities (now Wells Fargo Securities) in the Leveraged Finance Group. Mr. Johnson currently serves on the board of directors of the parent entity of First Watch Restaurants, Inc., a breakfast, brunch and lunch restaurant chain. Mr. Johnson received his bachelor's degree from Colgate University. We believe that Mr. Johnson is qualified to serve on our board of directors because of his experience and insights into strategic expansion opportunities, transactional structuring and debt and equity financing.

Brenda I. Morris Independent Director Age: 50 Director since: 2014 Committees: Audit, Chairperson Corporate Governance and Nominating
Ms. Morris was appointed to our board of directors in September 2014. Ms. Morris has over 30 years of experience in finance, accounting and operations roles, with over 20 years in the consumer products, retail and wholesale sectors. Since August 2014, Ms. Morris has worked as an independent consultant. From 2013 to August 2014, Ms. Morris served as Chief Financial Officer for 5.11 Tactical, a tactical gear and apparel wholesaler and retailer. From 2011 to 2013, Ms. Morris was the Chief Financial Officer for Love Culture, a young women's fashion retailer. From 2009 to 2011, Ms. Morris was the Chief Financial Officer for Icicle Seafoods, a premium seafood processor and distributor. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003, Controller at Unionbay Sportswear from 1995 to 1999, Controller at Bowers Machine from 1992 to 1995 and held various senior accounting roles at UtilX Corporation from 1987 to 1992 and Wilcox Family Farms from 1984 to 1987. Ms. Morris is a graduate of Pacific Lutheran University, where she earned a bachelor's degree in business administration with a concentration in accounting, and she earned her master's degree in business administration from Seattle University. Ms. Morris has served on the Pacific Lutheran University Board of Regents from May 2011 to present and is the current Vice-Chair of that board. Ms. Morris has served on several non-profit boards in various capacities, including Treasurer, and on an audit committee and a compensation committee. Ms. Morris is a Certified Public Accountant (inactive), Certified Management Accountant (inactive) and Certified Global Management Accountant. We believe that Ms. Morris is qualified to serve on our board of directors because her extensive experience in accounting and executive management provides her with the ability to share valuable insights into financial reporting, corporate finance, transactional knowledge and operations.

J. Frederick Simmons Independent Director Age: 60 Director since: 2011 Committee: Compensation
Mr. Simmons has served as a member of our board of directors since 2011. In 1986, Mr. Simmons joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and became a partner in 1991. Prior to joining Freeman Spogli & Co., Mr. Simmons was a Vice President at Bankers Trust Company, specializing in lending to leveraged buyouts. From 1978 to 1984, he held other key positions with Bankers Trust, including responsibility for middle-market lending in Southern California and serving in the Commercial Banking Group in New York City. Mr. Simmons also serves on the board of directors of the parent entities of PETCO Animal Supplies, a retailer of pet food and supplies, Smile Brands Group, a provider of support services to dental practices, and totes››Isotoner Holdings Corp., a designer, marketer and distributor of high quality branded rain products, cold weather products, footwear and related accessories. Mr. Simmons received his bachelor's degree from Williams College and his master's degree in business administration from New York University. We believe that Mr. Simmons is qualified to serve on our board of directors because of his extensive experience as a board member of numerous retail and consumer businesses and his extensive experience and insight into strategic expansion opportunities, capital markets and capitalization strategies.

Board Structure

        Currently our board of directors consists of seven directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Bettinelli, Mr. Brutocao, Mr. Johnson, Ms. Morris, Mr. Simmons and Mr. Starrett are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

Board Leadership Structure

        Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board's view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Chairman, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having

Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board's Role in Risk Oversight

        Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management's strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

        Our board of directors held seven meetings in fiscal 2015. During fiscal 2015, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she serves. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

        We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

        Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

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  assisting the board of directors in oversight of the independent auditors' qualifications, independence and performance;

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  the engagement, retention, oversight, evaluation and compensation of our independent auditors;

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  reviewing the scope of the annual audit;

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  reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

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  reviewing our risk assessment and risk management processes;

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  reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

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  establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and

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  approving audit and permissible non-audit services provided by our independent auditors.

        Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Peter Starrett and Greg Bettinelli. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Ms. Morris is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Bettinelli and Mr. Starrett are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth our audit committee's purpose and responsibilities.

        Our audit committee met three times during fiscal year 2015.

Compensation Committee

        Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our compensation committee is also responsible for the duties set forth in its written charter, including:

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  evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

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  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

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  determining the compensation of our Chief Executive Officer based on its evaluation and review;

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  reviewing and approving the compensation of all other executive officers;

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  adopting and administering our equity compensation plans;

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  making recommendations regarding non-employee director compensation to the full board of directors;

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  reviewing the performance of the compensation committee, including compliance with its charter; and

  •
  retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

        Our compensation committee is comprised of Brad J. Brutocao, the chair of the committee, Peter Starrett and J. Frederick Simmons. Mr. Brutocao, Mr. Starrett and Mr. Simmons are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. The members of our compensation committee, other than Mr. Starrett, are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

        Our compensation committee met once during fiscal year 2015.

Nominating and Corporate Governance Committee

        Our corporate governance and nominating committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our nominating and corporate governance is responsible for:

  •
  identifying individuals qualified to become board members;

  •
  overseeing our corporate governance guidelines;

  •
  approving our committee charters;

  •
  overseeing compliance with our code of business conduct and ethics;

  •
  contributing to succession planning;

  •
  reviewing actual and potential conflicts of interest of our directors and officers;

  •
  overseeing the management evaluation process; and

  •
  overseeing the board self-evaluation process.

        Our nominating and corporate governance committee is comprised of Christian B. Johnson, the chair of the committee, Brad J. Brutocao and Brenda I. Morris. Mr. Johnson, Mr. Brutocao and Ms. Morris are all independent directors as defined under the applicable rules and regulations of the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee's purpose and responsibilities.

        Our nominating and corporate governance committee did not meet during fiscal year 2015.

Identifying and Evaluating Director Candidates

        Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15776 Laguna Canyon Road, Irvine, California 92618, and giving the recommended nominee's name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

        The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

        While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

        Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. As required under the applicable rules and regulations of the SEC and the NYSE, our code of business conduct and ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our code of business conduct and ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC or NYSE rules. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the code of business conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 15776 Laguna Canyon Road, Irvine, California 92618.

Stockholder Communications with our Board of Directors

        Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15776 Laguna Canyon Road, Irvine, California 92618. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

        Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

  •
  Greg Bettinelli

  •
  Brad J. Brutocao

  •
  James G. Conroy

  •
  Christian B. Johnson

  •
  Brenda I. Morris

  •
  J. Frederick Simmons

  •
  Peter Starrett

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one-year term if elected, concluding at the 2016 annual meeting of stockholders. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, seven directors will be elected to our board of directors.

Required Vote

        The seven nominees receiving the highest number of affirmative "FOR" votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted "FOR" each of these seven nominees.

Recommendation of the Board

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

 DIRECTOR COMPENSATION

        In connection with our initial public offering in October 2014, our board of directors approved a compensation policy for our directors who are not our employees and who are not affiliated with Freeman Spogli & Co. ("Outside Directors"). Under this policy, Outside Directors receive an annual cash retainer of $40,000, payable quarterly and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, receives an additional annual cash retainer of $25,000 and the chairperson of our audit committee, if an Outside Director, receives an additional annual cash retainer of $15,000, payable quarterly.

        In addition to the cash compensation discussed above, beginning in fiscal 2017, we will grant under our 2014 Equity Incentive Plan shares of our common stock with a value of $50,000 to each of our Outside Directors in the month of May. These shares will be subject to forfeiture provisions that will lapse on the first anniversary of the date of grant subject to continued service as a member of our board of directors. Our compensation committee separately approved the grant under our 2014 Equity Incentive Plan of 3,125 shares of our common stock to Brenda I. Morris on October 29, 2014.

        Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, we expect that over time our Outside Directors will be encouraged to own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least three times their annual cash retainer until he/she leaves the board.

Director Compensation Table

        The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2015.

Name	Fees Earned or Paid in Cash	Share Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
Greg Bettinelli	$35,000	$—	$—	$78,500	$113,500
Brenda Morris	27,500	50,000	—	—	77,500
Peter Starrett	52,500	—	—	216,800	269,300

(1)
The amounts in this column reflect the aggregate grant date fair value of each share or option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 28, 2015.

(2)
All Other Compensation consists of the special bonus payout that was made in April 2014 in preparation for the Company's initial public offering.

        The following table lists all outstanding equity awards held by our directors as of March 28, 2015.

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date
Greg Bettinelli	1/27/2012	29,445	$2.00	1/27/2022
(all options)	1/27/2012	19,630	4.00	1/27/2022
	1/27/2012	29,445	6.00	1/27/2022
	1/27/2012	19,630	8.00	1/27/2022
Brenda Morris	10/29/2014	3,125	—	—
(restricted stock award)
Peter Starrett	1/27/2012	58,875	2.00	1/27/2022
(all options)	1/27/2012	39,250	4.00	1/27/2022
	1/27/2012	58,875	6.00	1/27/2022
	1/27/2012	39,250	8.00	1/27/2022
	12/20/2012	59,780	5.47	12/21/2022
	12/20/1212	14,945	7.47	12/21/2022
	12/20/2012	59,780	9.21	12/21/2022
	12/20/2012	14,945	11.21	12/21/2022

 EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of July 1, 2015:

Name	Age	Position
James G. Conroy	45	President, Chief Executive Officer and Director
Gregory V. Hackman	53	Chief Financial Officer and Secretary
Laurie Grijalva	57	Chief Merchandising Officer

        James G. Conroy.    Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire's Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co-Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire's Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various key capacities. Mr. Conroy received a bachelor's degree in business management and marketing and a master's degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 22 years working in the industry.

        Gregory V. Hackman.    Mr. Hackman has been our Chief Financial Officer and Secretary since January 2015. Prior to joining Boot Barn, Mr. Hackman was with Claire's Stores, Inc. from 2008 to 2015 where Mr. Hackman served as Vice President of Finance and Global Controller. Before joining Claire's Stores, Inc., Mr. Hackman served in a variety of financial roles, first at the May Department Stores Company, Inc. and then at Macy's, Inc., for more than 20 years with responsibilities including financial planning, reporting and analysis, expense planning and payroll. Mr. Hackman also has experience in public accounting. Mr. Hackman received a B.S.B.A. from the University of Missouri.

        Laurie Grijalva.    Ms. Grijalva has been our Chief Merchandising Officer since July 2014. From 2004 through July 2014, she was our Vice President of Buying and Merchandising. Ms. Grijalva joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time. Prior to joining Boot Barn, Ms. Grijalva was employed by LeRoy Knitted Sportswear, Grunewald Marx Apparel and Shelley's Tall Girl Shops.

        Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2015, our compensation committee was comprised of Brad J. Brutocao, Peter Starrett and J. Frederick Simmons. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors, nor have any of these individuals ever been an officer or employee of our company.

        None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Summary Compensation Table

        The following table provides information regarding the compensation of our named executive officers for fiscal 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus(3)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(4)	Non-Qualified Deferred Compensation Earnings	All Other Compensation(5)	Total
James G. Conroy	2015	$625,000	$239,200	$—	$726,618	$419,368	$—	$618,163	$2,628,349
President, Chief	2014	438,461	—	—	—	—	—	10,400	448,861
Executive Officer
and Director
Gregory V. Hackman	2015	43,750	—	—	709,730	—	—	—	753,480
Chief Financial Officer
and Secretary(1)
Laurie Grijalva	2015	277,500	189,250	—	—	75,033	—	32,155	573,938
Chief Merchandising	2014	233,462	—	—	—	85,735	—	27,585	346,781
Officer
Paul Iacono	2015	263,691	157,000	—	—	161,038	—	10,400	592,129
Vice President of	2014	259,606	—	—	—	202,314	—	10,400	472,320
Business Development
(and former Chief
Financial Officer)(2)

(1)
Mr. Hackman joined the Company in January 2015.

(2)
Mr. Iacono served as our Chief Financial Officer from 2009 through January 2015.

(3)
Bonus consists of the special bonus payout that was made in April 2014 in preparation for the Company's initial public offering.

(4)
Non-Equity Incentive Plan Compensation represents the cash performance-based bonus earned by the named executive officers pursuant to the achievement of certain Company and individual performance objectives.

(5)
All Other Compensation for fiscal 2015 consisted of the following:

	401(k) Match	Payout of Accrued Vacation	Relocation Payment	Total
James G. Conroy	$10,400	$—	$607,763	$618,163
Gregory V. Hackman	—	—	—	—
Laurie Grijalva	10,400	21,755	—	32,155
Paul Iacono	10,400	—	—	10,400

Salaries and non-equity incentive awards

        Our board of directors assesses salary recommendations made by our senior management after reviewing those recommendations alongside our performance and financial condition for the fiscal year and carefully evaluating each executive officer's performance during the fiscal year, subject to the requirements set forth in any applicable employment agreement. Our board of directors also establishes an annual incentive bonus program designed to reward our senior executives for achieving targeted amounts of a variation of Adjusted EBITDA set at the beginning of the fiscal year, as well as additional individual performance goals in the case of one of our senior executives. Regardless of any bonus criteria set forth in their employment agreements, our board of directors, with the consent of Messrs. Conroy and Iacono, determined that the annual incentive bonus for fiscal 2014 for Messrs. Conroy and Iacono would be based entirely on the achievement of the variation of Adjusted EBITDA target set by our board of directors at the beginning of the fiscal year. If that target was achieved, Mr. Conroy and Mr. Iacono would be awarded bonuses equal to 60% and 50%, respectively, of their base salaries, and if that target were exceeded, then their bonuses would be increased, as a percentage of their base salary, on a sliding scale based on the amount by which the target was exceeded, up to 120% and 100%, respectively, of their base salaries. The annual incentive bonus for fiscal 2014 for Ms. Grijalva was based on the achievement of targets more closely related to individual performance, which consisted of a merchandise margin target and sales targets for our private brands, in addition to that variation of Adjusted EBITDA target, in each case set by our board of directors at the beginning of fiscal 2014. Each of these three bonus components was weighted equally with respect to the determination of Ms. Grijalva's total target bonus amount of 30% of her base salary. In addition, if the Adjusted EBITDA target or the merchandise margin target was exceeded, then the portion of her bonus based on that target, in each case consisting of 10% of her base salary if the target was met, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount in each case of 20% of her base salary. No corresponding additional bonus was possible with respect to the bonus component based on sales targets set for our private brands, and therefore the maximum aggregate bonus available to Ms. Grijalva for fiscal 2014 was 50% of her base salary.

Employment agreements

        The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Hackman, Iacono and Ms. Grijalva are summaries only.

  James G. Conroy

        We entered into an employment agreement with Mr. Conroy on November 12, 2012 pursuant to which Mr. Conroy serves as our President and Chief Executive Officer (the "Employment Agreement"). This agreement was amended as of April 7, 2015 (the "Amended Agreement").

        Employment Agreement.    Mr. Conroy's Employment Agreement provided him with a base salary of $600,000 per year. He was also eligible to receive a bonus of 60% of his base salary each year if we achieved our budget, with the opportunity to receive a maximum aggregate bonus of up to 120% of his base salary if we achieved additional performance targets established by our board of directors. For fiscal 2014, his performance target was based on achieving a budgeted variation of Adjusted EBITDA, with the opportunity to earn an additional bonus based on any amount by which that budget was exceeded, as described above. For fiscal 2014, Mr. Conroy was paid a bonus totaling 70% of his base salary

        Amended Agreement.    Mr. Conroy's Amended Agreement has a term of three years, after which it will automatically renew each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

        Beginning in fiscal 2016, Mr. Conroy's Amended Agreement provides him with a base salary of $625,000 per year. He is also eligible to receive a bonus of 75% of his base salary each year if we achieve our budget, with the opportunity to receive a maximum aggregate bonus of up to 150% of his base salary if we achieve additional performance targets established by our board of directors. Pursuant to this agreement, Mr. Conroy participates in our health and welfare benefit plans that are generally available to our executives.

        If we terminate Mr. Conroy's employment without "Cause" or if he resigns for "Good Reason" (as those terms are defined in the Amended Agreement) or if we provide Mr. Conroy with notice of non-renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the "Accrued Bonus"). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the "Health Severance"). If Mr. Conroy's employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non-renewal within one year following, or three months preceding, a "Change of Control" (as such term is defined in the Amended Agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms ("Accelerated Vesting"). If any amounts payable to Mr. Conroy pursuant to the Amended Agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") under any other plan, agreement, or arrangement (the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then the Amended Agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy's average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy's employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

  Gregory V. Hackman

        We entered into an employment agreement with Mr. Hackman on January 8, 2015 pursuant to which Mr. Hackman serves as our Chief Financial Officer. Mr. Hackman's employment agreement has a term of one year, after which it will automatically renew each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

        Mr. Hackman's employment agreement provides him with a base salary of $325,000 per year. He is also eligible to receive a bonus of 50% of his base salary each year if we achieve our budget, with the opportunity to receive a maximum aggregate bonus of up to 100% of his base salary if we achieve additional performance targets established by our board of directors. Mr. Hackman also received stock options to purchase 100,000 shares of our stock, at an exercise price equal to the fair market value of such shares on the grant date. Subject to the terms of the Company's 2014 Equity Incentive Plan, Mr. Hackman's stock options will vest at a rate of 20% per year on the first five anniversaries of the grant date. Mr. Hackman was not employed by the Company during fiscal 2014, and therefore he was not eligible for or paid a bonus in fiscal 2015. In addition, Mr. Hackman is eligible to participate in the benefit plans of Boot Barn, Inc. provided to other senior executives.

        If we terminate Mr. Hackman's employment without "Cause" or if he resigns for "Good Reason" (as those terms are defined in his employment agreement), he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates.

  Laurie Grijalva

        Ms. Grijalva was not party to a written employment agreement in fiscal 2014, but her compensation arrangements for that fiscal year were formalized in an employment agreement, effective May 11, 2014.

        Ms. Grijalva's employment agreement provides her with a base salary of $245,000 per year. She is eligible to participate in our bonus plan, and her potential target bonus compensation is 30% of her base salary each year, based upon meeting goals (including targets based on individual performance and a budgeted variation of Adjusted EBITDA) established by us, with the opportunity to earn an additional bonus based on any amount by which certain targets are exceeded, as described above. In fiscal 2015, Ms. Grijalva was paid a bonus totaling 32% of her base salary. Ms. Grijalva is eligible to participate in our sponsored health and welfare benefit plans available to other similarly situated officers of the Company. Ms. Grijalva receives reimbursement for reasonable business expenses of the type authorized by the Company.

        If we terminate Ms. Grijalva's employment without "Cause" (as defined in her employment agreement), then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

  Paul Iacono

        We entered into an employment agreement with Mr. Iacono on November 23, 2011 (the "2011 Employment Agreement") pursuant to which Mr. Iacono served as our Chief Financial Officer. This agreement was terminated and replaced by a new employment agreement, on January 2, 2014 (the "2014 Employment Agreement"). This new employment agreement was subsequently terminated on January 25, 2015 pursuant to a letter agreement we entered into with Mr. Iacono on January 8, 2015 (the "2015 Employment Agreement") whereby he agreed to serve as our Vice President of Business Development.

        2011 Employment Agreement.    Mr. Iacono's 2011 Employment Agreement provided him with a base salary of $250,000 per year. He was also eligible to participate in our bonus plan and to receive a bonus of up to 50% of his base salary each year if we achieved performance goals (including revenue and EBITDA targets) established by our board of directors.

        2014 Employment Agreement.    Mr. Iacono's 2014 Employment Agreement provided him with a base salary of $261,363 per year. He was also eligible to participate in our bonus plan upon achieving certain revenue targets and other goals established by our board of directors from time to time. Mr. Iacono was eligible to earn a target bonus of 50% of his base salary. For fiscal 2014, his performance target was based on achieving a budgeted variation of Adjusted EBITDA, with the opportunity to earn an additional bonus based on any amount by which that budget was exceeded, as described above. Mr. Iacono was eligible to participate in our benefit plans and programs that are generally available to our executives.

        2015 Employment Agreement.    Mr. Iacono's 2015 Employment Agreement provides him with a base salary of $225,000. For fiscal 2015 Mr. Iacono was eligible to earn a target bonus of 50% of his base salary. For fiscal 2015, his performance target was based on achieving a budgeted variation of Adjusted EBITDA, with the opportunity to earn an additional bonus based on any amount by which that budget was exceeded, as described above. In fiscal 2015, Mr. Iacono was paid a bonus totaling 58% of his base salary.

        For subsequent fiscal years, Mr. Iacono is eligible to earn a target bonus of 30% of his base salary if we achieve our budget, with the opportunity to receive a maximum aggregate bonus of up to 60% of his base salary if we achieve additional performance targets established by our compensation committee Mr. Iacono is eligible to participate in our benefit plans and programs that are generally available to our executives.

        If we terminate Mr. Iacono's employment without "Cause" or if he resigned for "Good Reason" (as those terms were defined in the 2015 Employment Agreement), he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of six months, or nine months if he is terminated before the first anniversary of the effective date, and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates. If Mr. Iacono's employment is terminated due to his death or Disability (as such term is defined in the 2015 Employment Agreement), he or his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, severance pay equal to his base salary for a period of three months and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates.

Restrictive covenants

        Each of our named executive officers is subject to certain non-solicitation restrictions while employed and after termination of employment. In addition, each of our named executive officers is subject to confidentiality and non-disparagement obligations.

 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information regarding outstanding equity awards held by our named executive officers as of March 28, 2015.(1)

	Option awards
Name	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
James G. Conroy	59,790	179,370	—	5.47	12/21/2022
	59,790	—	—	7.47	12/21/2022
	59,790	179,370	—	9.21	12/21/2022
	59,790	—	—	11.21	12/21/2022
	—	—	99,650	16.00	10/29/2022
Gregory V. Hackman	—	100,000	—	19.30	1/26/2023
Laurie Grijalva	16,125	—	—	0.00	3/24/2018
	19,625	39,250	—	2.00	1/27/2022
	39,250	—	—	4.00	1/27/2022
	19,625	39,250	—	6.00	1/27/2022
	39,250	—	—	8.00	1/27/2022
Paul Iacono	19,625	39,250	—	2.00	1/27/2022
	39,250	—	—	4.00	1/27/2022
	19,625	39,250	—	6.00	1/27/2022
	39,250	—	—	8.00	1/27/2022

(1)
No stock awards were held by the named executive officers as of March 28, 2015.

REPORT OF THE AUDIT COMMITTEE

        The board of directors has appointed an Audit Committee consisting of three directors. All of the members of the committee must be "independent" of our Company and management, as independence is defined in applicable rules of the SEC and the NYSE, and each of whom our board of directors has determined is an "audit committee financial expert" within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member's scope of experience in financial roles and the nature of their employment.

        The purpose of the Audit Committee is to provide oversight of the Company's accounting and financial reporting processes and audits of the financial statements of the Company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

        In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at March 28, 2015 and March 29, 2014 and for each of the years in the three-year period ended March 28, 2015. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of our Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor's independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor.

        The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor's examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The committee held three meetings during fiscal 2015.

        Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 28, 2015 for filing with the Securities and Exchange Commission.

        The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Greg Bettinelli Peter Starrett

The information contained in the "Report of the Audit Committee" is not considered to be "soliciting material," "filed" or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        Our Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm ("Deloitte"), to audit the consolidated financial statements of our Company for the fiscal year ending March 26, 2016, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

        Aggregate fees billed to our Company for the fiscal years ended March 28, 2015 and March 29, 2014 by Deloitte, our independent registered public accounting firm, are as follows:

	2015	2014
Audit fees(1)	$1,565,582	$493,880
Audit-related fees(2)	240,491	317,531
Tax fees(3)	176,134	144,823
All other fees	0	0

Total	1,982,207	956,234

(1)
Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our Form S-1 filings related to our initial public offering and subsequent secondary offering, and (iv) comfort letters, consents and other items related to Securities and Exchange Commission matters.

(2)
Audit-related fees include services provided in connection with acquisition activity.

(3)
Tax fees consist primarily of tax consultation services.

Audit Committee Pre-Approval Policies and Procedures

        Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee's approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service.

        All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee's pre-approval policies.

Vote Required

        Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 26, 2016 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 26, 2016.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon our review of the copies of such forms that we received during the year ended March 28, 2015, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended March 28, 2015.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 13, 2015, by the following:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

        For further information regarding material transactions between us and certain of our stockholders, see "Certain Relationships and Related Party Transactions."

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, July 13, 2015. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

        Our calculation of the percentage of beneficial ownership is based on 26,138,350 shares of common stock outstanding as of July 13, 2015.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Greg Bettinelli(1)	62,012	*
Brad J. Brutocao	—	—
Christian B. Johnson	—	—
Brenda I. Morris	3,125	*
J. Frederick Simmons	—	—
Peter Starrett(2)	313,016	1.2%
James G. Conroy(3)	122,660	*
Gregory V. Hackman	—	—
Paul Iacono(4)	84,375	*
Laurie Grijalva(5)	58,875	*
All directors and executive officers as a group(10 persons)	644,063	2.4%
5% Stockholders:
Freeman Spogli & Co.(6)	12,432,463	47.6%

*
Less than 1% of the outstanding shares of common stock.

(1)
The indicated shares consist of (i) 3,122 shares held of record and (ii) 58,890 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015.

(2)
The indicated shares consist of (i) 135,486 shares held of record by the Starrett Family Trust, dated April 11, 1999, and (ii) 177,530 shares subject to outstanding options which are exercisable within 60 days July 13, 2015.

(3)
The indicated shares consist of 122,660 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015.

(4)
The indicated shares consist of (i) 45,125 shares held of record and (ii) 39,250 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015.

(5)
The indicated shares consist of 58,875 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015.

(6)
FS Equity Partners VI, L.P., or FSEP VI, is the holder of record of 11,925,866 of the indicated shares. FS Affiliates VI, L.P., or FS Affiliates, is the holder of record of 506,597 of the indicated shares. By virtue of being the general partner of FSEP VI, FS Capital Partners VI, LLC has sole voting and dispositive power of the 12,432,463 shares held by FSEP VI and FS Affiliates. By virtue of being the managing members of FS Capital Partners VI, LLC, Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by FSEP VI and FS Affiliates. Messrs. Brutocao, Freeman, Geiger, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw have disclaimed beneficial ownership of the shares of Common Stock held by FSEP VI and FS Affiliates except to the extent of their pecuniary interest in the shares. The business address of FSEP VI and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

        The following persons and entities that participated in the transactions listed in this section were "related persons" (as defined below) at the time of the transaction:

        John Grijalva, the husband of Ms. Grijalva, works as an independent sales representative for Dan Post Boot Company, Sidran, Inc., Kenco Fashion Inc. and Outback Trading Company, LTD. We purchased merchandise from these suppliers in the aggregate approximate amounts of $10.5 million, $9.8 million and $6.8 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. Mr. Grijalva was paid commissions on these sales of approximately $1.0 million, $0.7 million and $0.5 million, respectively, in these periods, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

        Patrick Meany beneficially held more than 5% of Boot Barn Holding Corporation until the Recapitalization and served as our Chief Executive Officer until May 2012. Following his employment, we continued to pay to Mr. Meany his base salary for an additional 18 months following termination in accordance with his employment agreement and we reimbursed a portion of his medical and dental insurance premiums during that period. The aggregate amount of these payments was approximately $0.3 million in fiscal 2013. We lease one store in Paso Robles, California from an entity affiliated with Mr. Meany. The aggregate amount of payments made by us pursuant to that lease was approximately $0.2 million in fiscal 2013.

        Kenneth Meany is the father of Patrick Meany and beneficially held more than 5% of Boot Barn Holding Corporation until the Recapitalization. We lease six stores from entities affiliated with Mr. Meany. The aggregate amount of payments made by us pursuant to those leases was approximately $1.3 million in fiscal 2013.

Leases and Other Transactions

        The Company has entered into a lease agreement for one of its stores for the fiscal years ended March 28, 2015, March 29, 2014 and March 30, 2013 at a location owned by one minority stockholder of the Company. The Company paid $0.2 million for this lease during each of the fiscal years ended March 28, 2015, March 29, 2014 and March 30, 2013, respectively. These lease payments are included in cost of goods sold in the consolidated statements of operations.

Related Party Loans

        As of March 30, 2013, the Company had notes payable (see Note 8 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K "Revolving credit facilities and long-term debt," filed with the SEC on May 29, 2015) to the subordinated lenders who owned common stock of the Company or its subsidiary, Boot Barn Holding Corporation. These notes were paid in full in May 2013. Interest and early termination fees paid to these entities totaled $3.6 million and $4.5 million for the fiscal years ended March 29, 2014 and March 30, 2013, respectively.

Registration Rights Agreement

        We are party to a registration rights agreement (the "Registration Rights Agreement") with Freeman Spogli & Co. and certain other signatories thereto. The Registration Rights Agreement provides Freeman Spogli & Co. with the right to require us to register for resale shares of common stock. During fiscal 2015, a registered secondary offering by Freeman Spogli & Co. closed on March 3, 2015. The aggregate cost to the Company for this offering was $541,000. Freeman Spogli & Co. may exercise up to two remaining demand registration rights as long as it requests registration with respect to common stock with a fair market value of at least $20 million in each demand registration.

Indemnification

        We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act.

Indemnification of Directors and Officers

        Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

        We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

        There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

        Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and "related persons". For the purposes of the policy, "related persons" will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

        Our related person transactions policy requires:

  •
  that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, which we refer to as a "related person transaction", and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the audit committee, as applicable; and

  •
  that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

        In connection with the review and approval or ratification of a related person transaction:

  •
  management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

  •
  management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

  •
  management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

  •
  management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

  •
  management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

        In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee's status as an "independent", "outside" or "non-employee" director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction.

        Prior to the effectiveness of the related persons transaction policy described above, we did not have any formal written policy regarding related party transactions, but any related party transaction was brought to the attention of our board of directors.

 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2016 Annual Meeting of Stockholders must be submitted to us no later than March 26, 2016.

        In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending March 26, 2016 but not submitted for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than May 13, 2016 and no later than June 12, 2016, unless we change the date of our 2016 annual meeting more than 30 days before or more than 70 days after September 10, 2016, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

        Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15776 Laguna Canyon Road, Irvine, California 92618.

OTHER MATTERS

        We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 24, 2015

Boot Barn Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Central Time, on September 9, 2015.

Vote by Internet • Go to www.envisionreports.com/BOOT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 – Greg Bettinelli	☐	☐	02 – Brad J. Brutocao	☐	☐	03 – James G. Conroy	☐	☐

	04 – Christian B. Johnson	☐	☐	05 – Brenda I. Morris	☐	☐	06 – J. Frederick Simmons	☐	☐

	07 – Peter Starrett	☐	☐

		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending March 26, 2016.	☐	☐	☐	Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

7 1 D V
024VHA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Boot Barn Holdings, Inc.

Notice of 2015 Annual Meeting of Shareholders

15776 Laguna Canyon Road, Irvine, California 92618

Proxy Solicited by Board of Directors for Annual Meeting – September 10, 2015

James G. Conroy and Gregory V. Hackman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Boot Barn Holdings, Inc. to be held on September 10, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)